Cumulus Media Announces Final Results of Tender Offer

ATLANTA, GA - June 9, 2022 - Cumulus Media Inc. (NASDAQ: CMLS) (the "Company” or "Cumulus") today announced the final results of its "modified Dutch auction" tender offer, which expired at midnight, New York City time, on June 3, 2022. The tender offer was an initial step in the execution of the Company’s previously announced $50 million share repurchase program.

Based on the final count by Continental Stock Transfer & Trust Company, the depositary for the tender offer, the Company has accepted for payment a total of 1,724,137 shares of the Company’s Class A common stock at a purchase price of $14.50 per share, for an aggregate cost of approximately $25 million. These shares represent approximately 8.7% of the Company’s outstanding Class A common stock as of June 3, 2022. The shares were accepted for purchase on a pro rata basis, and the resulting proration factor, after giving effect to the priority for odd lot shares, was 16.68%. The Depositary will promptly pay for all shares accepted for payment and will return all other shares tendered.

About Cumulus Media

Cumulus Media (NASDAQ: CMLS) is an audio-first media company delivering premium content to over a quarter billion people every month — wherever and whenever they want it. Cumulus Media engages listeners with high-quality local programming through 406 owned-and-operated radio stations across 86 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, the AP, the Academy of Country Music Awards, and many other world-class partners across more than 9,500 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through the Cumulus Podcast Network, its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. Cumulus Media provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. Cumulus Media is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.
Forward-looking statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to differ from those contained in or implied by the forward-looking statements as a result of various factors. Such factors include, among others, risks and uncertainties related to the payment for shares tendered in the tender offer by the depositary, Cumulus’s ability to achieve the benefits contemplated by the tender offer and other risk factors described under “Risk Factors” in Cumulus’s Form 10-K for the year ended December 31, 2021 as well as in Cumulus’s other filings with the Securities and Exchange Commission. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Cumulus’s control, and the unexpected occurrence or failure to occur of any such events or matters could cause our actual results, performance, financial condition or achievements to differ materially from those expressed or implied by such forward-looking statements. Cumulus assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600